INDEPENDENT AUDITORS' CONENT





The Board of Trustees
Oppenheimer Trinity Value Fund:

We consent to the use in the Registration Statement of Oppenheimer Trinity Value Fund of our report dated August 11, 1999, included in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to our firm under heading "Independent Auditors" included in such Statement of Additional Information.



/s/ KPMG LLP

KPMG LLP


Denver, Colorado
August 23, 1999